FIRST AMENDMENT TO
COOPERATIVE DEVELOPMENT AGREEMENT

This First Amendment to Cooperative Development Agreement (“First Amendment”) is dated effective June 15, 2012 (“Effective Date”) by and between Peak Minerals Inc. (“Peak”) and LUMA Minerals LLC (“LUMA”).

Recitals

A.           Peak and LUMA entered into a certain Cooperative Development Agreement (“Agreement”) dated effective July 15, 2011, wherein the parties agreed, among other things, to enter into a unit agreement for the joint development and operation of certain Federal potash leases owned by the parties and certain State of Utah potash leases owned by Emerald Peak Minerals, LLC, all of which are located wholly or in part within the Sevier Dry Lake Bed (“Sevier Lake Bed”).

B.           At the election of LUMA, the Agreement provided for certain cash and/or other consideration to be paid or delivered to LUMA by Peak on or before the Closing (as defined in the Agreement), subject to certain Closing conditions set forth in Section 6 of the Agreement.

C.           Not all of the Closing conditions have been met, the Closing has not occurred, and the parties wish to amend the Agreement to extend same for a term of one year.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Peak and LUMA agree as follows:

1.           Extension of Term.  The parties hereby agree to extend the term of the Agreement from July 15, 2012 to July 15, 2013 (the “Extension”).  Except for the Extension, all terms, conditions, requirements, obligations and rights of the parties in and under the Agreement remain unchanged and in full force and effect and the parties hereby ratify and confirm same.

2.           Counterparts.  This First Amendment may be executed and delivered by each part hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same Agreement.

AGREED to and accepted this 27th day of June, 2012, but effective as of June 15, 2012.

PEAK MINERALS, INC.	LUMA MINERALS LLC

By: /s/ Lance D’Ambrosio	By: /s/ Luke R. Kline
Name: Lance D’Ambrosio	Name: Luke R. Kline
Title: CEO	Title: Partner